News Release

FOR IMMEDIATE RELEASE

PLUG POWER APPOINTS TWO ADDITIONAL MEMBERS
TO BOARD OF DIRECTORS

LATHAM, NY – October 20, 2011 – Plug Power Inc. (NASDAQ: PLUG), a leader in providing clean, reliable energy products, today announced that Mr. Evgeny Miroshnichenko and Mr. Evgeny Rasskazov have joined the Company’s Board of Directors. Both gentlemen currently work for INTER RAO UES out of Moscow, Russia.  The appointments were made pursuant to the existing Standstill and Support Agreement among Plug Power, OJSC INTER RAO UES and OJSC “Third Generation Company of the Wholesale Electricity Market.”

Mr. Miroshnichenko is the Director for Strategic Development for INTER RAO UES. He is responsible for organization of strategic management process, development and implementation of corporate strategy, realization of strategic projects, as well as management of financial investments of the Group. Mr. Miroshnichenko has also built solid experience in corporate governance as he has held director positions in Boards of directors in a number of Russian electricity companies.

Mr. Rasskazov is the Head of Department for target capital structure for INTER RAO UES. He is responsible for the Group’s projects and initiatives in equity capital markets, optimization of the Group’s capital structure and management of equity participations in the asset portfolio. Mr. Rasskazov has extensive experience in investment banking and corporate finance projects, developed through positions held previously in global investment banking firms Merrill Lynch and Barclays Capital.

“Plug Power welcomes Mr. Miroshnichenko and Mr. Rasskazov to our Board of Directors,” said Andy Marsh, CEO at Plug Power. “We feel their experience in international business, strategy and finance will allow Plug Power to strengthen our international profile and look toward the future of our business.”

“Mr. Miroshnichenko and Mr. Rasskazov bring a fresh perspective to our growing Board of Directors,” said George McNamee, Chairman of the Board. “I look forward to working with both individuals as we push Plug Power forward into the next stages of fuel cell commercialization.”

About Plug Power Inc.

The architects of modern fuel cell technology, Plug Power revolutionized the industry with cost-effective power solutions that increase productivity, lower operating costs and reduce carbon footprints.  Long-standing relationships with industry leaders forged the path for Plug Power’s key accounts, including Wegmans, Whole Foods, and FedEx Freight.  With more than 1,200 GenDrive units shipped to material handling customers, accumulating over 4.5 million hours of runtime, Plug Power manufactures tomorrow’s incumbent power solutions today. Additional information about Plug Power is available at www.plugpower.com.

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Plug Power Inc. Safe Harbor Statement

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations that are subject to certain assumptions, risks and uncertainties, any of which are difficult to predict, are beyond Plug Power’s control and that may cause Plug Power’s actual results to differ materially from the expectations in Plug Power’s forward-looking statements including statements regarding the risk that revenue growth can or will be sustained, that unit orders will not ship, be installed and/or convert to revenue, in whole or in part; the cost and timing of developing Plug Power’s products and its ability to raise the necessary capital to fund such development costs; the risk that the previously disclosed expected uses of the Company’s recently raised capital may change; the ability to achieve the forecasted gross margin on the sale of Plug Power’s products; the actual net cash used for operating expenses may exceed the projected net cash for operating expenses; the cost and availability of fuel and fueling infrastructures for Plug Power’s products; market acceptance of Plug Power’s GenDrive system; Plug Power’s ability to establish and maintain relationships with third parties with respect to product development, manufacturing, distribution and servicing and the supply of key product components; the cost and availability of components and parts for Plug Power’s products; Plug Power’s ability to develop commercially viable products; Plug Power’s ability to reduce product and manufacturing costs; Plug Power’s ability to successfully expand its product lines; Plug Power’s ability to improve system reliability for GenDrive; competitive factors, such as price competition and competition from other traditional and alternative energy companies; Plug Power’s ability to manufacture products on a large-scale commercial basis; Plug Power’s ability to protect its intellectual property; the cost of complying with current and future governmental regulations; and other risks and uncertainties discussed under “Item IA-Risk Factors” in (i) Plug Power’s annual report on Form 10-K for the fiscal year ended December 31, 2010, filed with the Securities and Exchange Commission (“SEC”) on March 31, 2011 and (ii) in Plug Power’s quarterly report on Form 10-Q for the quarter ended March 31, 2011 filed with the SEC on May 13, 2011, as well as in the other reports Plug Power files from time to time with the SEC.  Plug Power does not intend to, and undertakes no duty to update any forward-looking statements as a result of new information or future events.

Media Contact:

Reid Hislop

Plug Power Inc.

Phone: (518) 782-7700 ext. 1360
Investor Relations Contact: Cathy Yudzevich Plug Power Inc. Phone: (518) 782-7700 ext. 1448